Exhibit 10.2

Wolfspeed Inc.
4600 Silicon Drive
Durham, North Carolina, 27703

December 1, 2025

Gregor van Issum
[***]
[***]
The Netherlands

This letter updates certain terms of the June 12, 2025 letter from Wolfspeed, Inc. (the “Company”) regarding the One-Time Sign-On Grant and Management Incentive Compensation Plan.
One-Time Sign-On Equity Grant
You will be granted a one-time sign-on equity award in the amount equivalent to $3,000,000 (USD). This one-time grant will be awarded on or about December 1, 2025. The number of restricted stock units (“RSUs”) will be calculated by dividing $3,000,000 by the Reference Value, and rounding down to the nearest RSU. Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest on a three year schedule with one-third of the total number of RSUs initially subject to the award vesting on September 1, 2026, then vesting quarterly in proportional amounts thereafter for the remaining two years of the vesting schedule, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the 2025 Management Incentive Compensation Plan, or any successor plan, and an RSU agreement to be entered into between Executive and the Company.
Annual Equity Grant
On or about December 1, 2025 Executive will be granted equity awards with a value of $2,000,000 in the form of RSUs (40%) and performance stock units (“PSUs”) (60%).
The number of RSUs will be calculated by dividing $800,000 by the Reference Value, and rounding down to the nearest RSU. For purposes of this letter “Reference Value” as of any date shall mean the calculation resulting from: (a) 50% at a share price of $19.98 and (b) 50% at the 45 trading day volume weight average trading price per share of the Company’s common stock as of such date. Each RSU shall constitute the contingent right to be issued one share of Company common stock upon vesting. The RSUs shall vest on a three year schedule with one-third of the total number of RSUs initially subject to the award vesting on October 1, 2026, then vesting quarterly in proportional amounts thereafter for the remaining two years of the vesting schedule, subject to Executive’s continuous service to the Company through the applicable vesting date. The RSUs will be subject to the terms of the 2025 Management Incentive Compensation Plan, or any successor plan, and the RSU agreement to be entered into between Executive and the Company.
The number of PSUs will be calculated by dividing $1,200,000 by the Reference Value and rounding down to the nearest PSU. Each PSU shall constitute the contingent right to receive up to two shares of Company common stock. The number of shares issuable upon the vesting date of each PSU, performance targets and time periods during which the performance goals are measured will be as stated in the PSU agreement to be entered into between Executive and the Company. Notwithstanding, the performance periods with respect to PSUs shall end on the last day of fiscal year 2028, with the payout level determined as soon as administratively practicable thereafter. The PSUs will be subject to the terms of the 2025 Management Incentive Compensation Plan, or any successor plan and a PSU agreement to be entered into between Executive and the Company.

Questions on the Management Incentive Compensation Plan can be emailed to [***].

The decision to grant equity awards and the terms and conditions of any grant are subject to the sole discretion of the Compensation Committee. All equity awards will terminate or expire as provided more fully in the applicable plan and award agreements. Wolfspeed reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate any stock plan at any time without compensation to you or any of the other participating employees. Your participation in any stock plan is entirely voluntary and the benefits that are afforded under any plan do not form an employment contract between you and the Company or any of its affiliates. The equity awards are not part of your base salary or other remuneration for any purpose, including for purposes of computing payment during any termination notice period, payment in lieu of notice, severance pay, other termination compensation or indemnity (if any) or any similar payments.

You remain responsible for compliance with any applicable legal requirements in connection with your participation in any stock plan and for any taxes arising from the grant, vesting or exercise of your equity awards, the subsequent sale of your shares, and the receipt of any dividends (regardless of any tax withholding and/or reporting obligation of the Company). Further, we recommend that you seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any grants that may be made to you.

WOLFSPEED, INC.		GREGOR VAN ISSUM

By	/s/ Margaret Chadwick	By	/s/ Gregor van Issum

Name	Margaret Chadwick	Title	CFO

Title	Chief Human Resources Officer	Date	12 December 2025

Date	12/12/2025